Exhibit 99.1

The St. Joe Company Reports First Quarter 2016 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 5, 2016--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Income for the first quarter of 2016 of $8.7 million, or $0.12 per share, compared with Net Loss of $(1.7) million, or $(0.02) per share, for the first quarter of 2015. As detailed below, results for the first quarter of 2016 include $12.5 million of pre-tax income from a settlement of claims related to the Deepwater Horizon oil spill.

First Quarter update includes:

  Total revenue for the quarter was $20.3 million as compared to $17.1 million in the first quarter of 2015 due to increases in real estate sales, resorts and leisure revenues, leasing revenues and timber sales. The Company’s first quarter 2016 revenue was generated from $7.1 million of real estate sales, $8.7 million from resorts and leisure operations, $2.4 million from leasing operations and $2.1 million from timber sales.
  Real estate sales increased to $7.1 million in the first quarter of 2016 as compared to $5.4 million in the first quarter of 2015. First quarter of 2016 included a sale of approximately 111 acres of non-strategic residential land in St. Johns County, Florida for $3.4 million.
  Resorts and leisure revenue increased approximately $0.9 million, or 12%, in the first quarter of 2016 as compared to the first quarter of 2015. The increase during the first quarter of 2016 as compared to the same period in 2015 was primarily related to increased average room rates at both the WaterColor Inn and in the vacation rental program and the timing of Spring Break and the Easter holiday.
  Leasing revenue increased to $2.4 million in the first quarter of 2016 as compared to $2.1 million in the first quarter of 2015. The increase in revenue was primarily attributable to an increase in rent revenue related to the Company’s Pier Park North joint venture.

  Timber sales increased to $2.1 million in the first quarter of 2016 as compared to $1.8 million in the first quarter of 2015. Total tons sold increased by approximately 10% to 106,000 tons in the first quarter of 2016 as compared to 96,000 tons sold in the first quarter of 2015.
  As of March 31, 2016, the Company had cash, cash equivalents and investments of $394.9 million, as compared to $404.0 million as of December 31, 2015, a decrease of $9.1 million. The decrease was related to the $14.8 million of cash used for stock repurchases offset by net receipts from the Company’s operations and other activities.
  The Company settled claims related to the Deepwater Horizon oil spill which occurred in 2010 and recorded a total initial present value of $12.5 million, net of $0.7 million discount, of pre-tax income in Other Income in the first quarter of 2016. The Company agreed to release its claims in exchange for a total of $13.2 million scheduled to be paid as follows: the amount of $5.0 million is to be paid in October of 2016 followed by payments of $2.7 million due in October of 2017, 2018 and 2019.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “It was a good beginning to the new year. We believe we are starting to see the benefits of actions taken in late 2015. We believe that our low fixed expense structure, focus on asset enhancement, 'open for business' mentality, and our clarity and transparency are beginning to translate into positive financial results as part of our plan to unlock the intrinsic value of our assets.”

FINANCIAL DATA Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2016	2015
Revenues
Real estate sales	$7.1	$5.4
Resorts and leisure revenues	8.7	7.8
Leasing revenues	2.4	2.1
Timber sales	2.1	1.8
Total revenues	20.3	17.1
Expenses
Cost of real estate sales	1.8	3.1
Cost of resorts and leisure revenues	9.3	8.8
Cost of leasing revenues	0.8	0.7
Cost of timber sales	0.2	0.2
Other operating and corporate expenses	6.8	7.1
Depreciation, depletion and amortization	2.3	2.9
Total expenses	21.2	22.8
Operating loss	(0.9)	(5.7)
Other income	12.7	2.9
Income (loss) before income taxes	11.8	(2.8)
Income tax (expense) benefit	(3.2)	1.1
Net income (loss)	8.6	(1.7)
Net loss( income) attributable to non-controlling interest	0.1	(0.0)
Net income (loss) attributable to the Company	8.7	(1.7)
Net income (loss) per share	$0.12	$(0.02)
Weighted average shares outstanding	74,809,010	92,302,636
Revenues by Segment ($ in millions)

	Quarter Ended March 31,
	2016	2015
Revenues:
Real estate sales
Residential	$7.0	$5.4
Commercial	--	--
Other rural land sales	0.1	--
Total real estate sales	7.1	5.4
Resorts and leisure revenues	8.7	7.8
Leasing revenues	2.4	2.1
Timber sales	2.1	1.8
Total revenues	$20.3	$17.1

Summary Balance Sheet ($ in millions)

	March 31, 2016	December 31, 2015
Assets
Investment in real estate, net	$311.7	$313.6
Cash and cash equivalents	201.3	212.8
Investments	193.6	191.2
Restricted investments	5.7	7.1
Notes receivable, net	2.5	2.6
Property and equipment, net	9.7	10.1
Claim settlement receivable	12.6	--
Other assets	33.5	36.5
Investments held by special purpose entities	208.4	208.8
Total assets	$979.0	$982.7

Liabilities and Equity
Debt	$54.6	$54.5
Other liabilities	43.3	41.9
Deferred tax liabilities	37.9	36.8
Senior Notes held by special purpose entity	176.1	176.1
Total liabilities	311.9	309.3
Total equity	667.1	673.4
Total liabilities and equity	$979.0	$982.7
Debt Schedule ($ in millions)

	March 31, 2016	December 31, 2015
Pier Park North joint venture	$47.5	$47.5
Community Development District debt	7.1	7.0
Total debt	$54.6	$54.5
Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended March 31,
	2016	2015
Employee costs	$1.7	$2.6
401(k) contribution	1.4	0.9
Property taxes and insurance	1.5	1.5
Professional fees	1.4	1.2
Marketing and owner association costs	0.3	0.3
Occupancy, repairs and maintenance	0.2	0.2
Other	0.3	0.4
Total other operating and corporate expenses	$6.8	$7.1

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter of 2016 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s belief that the actions taken in late 2015 are beginning to impact the financial results of the Company. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives and our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate, including our Bay-Walton Sector holdings; (6) changes in our customer base and the mix of homesites available for sale in our residential real estate; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partner to effectively manage the day-to-day activities of the Pier Park North joint venture; and (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2016 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2016, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com